Exhibit 3.5


                            CERTIFICATE OF AMENDMENT
                        TO THE CERTIFICATE OF DESIGNATION
                                       OF
                               THEGLOBE.COM, INC.


         the globe.com,  inc., a corporation organized and existing under and by
virtue  of  the  General   Corporation   Law  of  the  State  of  Delaware  (the
"Corporation")

         DOES HEREBY CERTIFY:

         FIRST:  The  name  of  the  corporation  is  theglobe.com,   inc.  (the
"Corporation").

         SECOND: The date on which the Certificate of Incorporation of the Corporation first was filed with the Secretary of State of the State of Delaware was May 26, 1995.

         THIRD: That the Corporation's Fourth Amended and Restated Certificate of Incorporation, as amended, authorizes the Board of Directors, without further action of the stockholders of the Corporation, among other things, to establish the number of shares constituting any series of preferred stock and the designation thereof, and to increase or decrease the number of shares of any series of preferred stock as the Board may specify by resolution. Pursuant to such authority, the Board has hereby elected to increase the number of authorized shares of its Junior Participating Preferred Stock from 100,000 shares to 250,000 shares.

         FOURTH: The Board of Directors of the Corporation adopted resolutions on April 13, 2004, proposing and declaring advisable the following amendment to the Certificate of Designation of the Corporation filed with the Delaware Secretary of State on November 12, 1998 (the "Amendment"), declaring said Amendment to be advisable and in the best interests of the Corporation.

         1. The first sentence of Section 1 of the  Certificate of  Designation,
Preferences  and  Rights  of  Junior   Participating   Preferred  Stock  of  the
Corporation is hereby amended to read as follows:

         "There shall be a series of Preferred Stock, par value $.001 per share, of the Corporation which shall be designated as "Junior Participating Preferred Stock", par value $.001 per share, and the number of shares constituting such series shall be 250,000."

         FIFTH: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

         SIXTH: That this Certificate of Amendment of the Fourth Amended and Restated Certificate of Incorporation shall be effective when filed with the Delaware Secretary of State.

         IN WITNESS WHEREOF, the undersigned, being the President of the Corporation, has caused this Certificate of Amendment to be signed on this 13th day of April, 2004.



                                             theglobe.com, inc.


                                             /s/ Edward A. Cespedes
                                             ----------------------
                                             By   Edward A. Cespedes
                                             Its: President



                                       2